TEMPUR SEALY REPORTS FIRST QUARTER 2017 RESULTS
- Net Sales in North America Consistent with Last Year,  Excluding Mattress Firm Increased Over 13%
- Direct Sales in North America Increased 130%, Driven by Web Sales Increase of 200%

LEXINGTON, KY, May 4, 2017 - Tempur Sealy International, Inc. (NYSE: TPX) today announced financial results for the first quarter ended March 31, 2017. The Company also reaffirmed its financial guidance for the full year 2017.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Change	% Change Constant Currency (1)
	March 31, 2017	March 31, 2016
Net sales	$722.1	$721.0	0.2%	0.7%
Net income	33.9	39.6	(14.4)%	(9.6)%
Adjusted net income (1)	52.2	42.3	23.4%	27.9%
EPS	0.62	0.63	(1.6)%	3.2%
Adjusted EPS (1)	0.96	0.68	41.2%	45.6%
EBITDA (1)	86.8	102.0	(14.9)%	(12.2)%
Adjusted EBITDA (1)	121.1	104.0	16.4%	19.1%

FIRST QUARTER 2017 FINANCIAL SUMMARY

•
Total net sales increased 0.2% to $722.1 million from $721.0 million in the first quarter of 2016. On a constant currency basis(1), total net sales increased 0.7%, with an increase of 0.1% in the North America business segment and an increase of 3.2% in the International business segment.

•
Gross margin under U.S. generally accepted accounting principles ("GAAP") was 39.7% as compared to 40.4% in the first quarter of 2016. Gross margin in the first quarter of 2017 included $11.5 million of charges associated with the termination of the relationship with Mattress Firm Inc. ("Mattress Firm"). Adjusted gross margin(1) was 41.3% as compared to 40.4% in the first quarter of 2016.

•
GAAP operating income decreased 22.4% to $59.5 million as compared to $76.7 million in the first quarter of 2016. Operating income in the first quarter of 2017 included $25.9 million of net charges associated with the Mattress Firm termination. Adjusted operating income(1) increased $4.8 million to $85.4 million as compared to adjusted operating income of $80.6 million in the first quarter of 2016.

•
GAAP net income decreased 14.4% to $33.9 million as compared to $39.6 million in the first quarter of 2016. Adjusted net income(1) increased 23.4% to $52.2 million as compared to adjusted net income of $42.3 million in the first quarter of 2016.

•
Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) decreased 14.9% to $86.8 million as compared to $102.0 million for the first quarter of 2016. Adjusted EBITDA(1) increased 16.4% to $121.1 million as compared to adjusted EBITDA of $104.0 million in the first quarter of 2016. Adjusted EBITDA(1) excludes $34.3 million of charges related to the Mattress Firm termination. Please refer to additional discussion in the Business Segment Highlights below.

•
GAAP earnings per diluted share ("EPS") decreased 1.6% to $0.62 as compared to $0.63 in the first quarter of 2016. Adjusted EPS(1) increased 41.2% to $0.96 as compared to adjusted EPS of $0.68 in the first quarter of 2016.

•
The Company ended the first quarter of 2017 with total debt of $1.9 billion and consolidated funded debt less qualified cash(1) of $1.9 billion. Leverage based on the ratio of consolidated funded debt less qualified cash to adjusted EBITDA(1) was 3.46 times for the trailing twelve months ended March 31, 2017 as compared to 3.18 times for the trailing twelve months ended March 31, 2016.

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, "This represents the eighth consecutive quarter of double-digit adjusted EPS growth. These solid first quarter results are a byproduct of the team’s focus on our long-term initiatives and the overall positive worldwide economy underlying the bedding industry. We are pleased with the progress of our new product launches around the world and the positive early market reactions."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales increased 0.4% to $582.3 million from $580.0 million in the first quarter of 2016. On a constant currency basis(1), North America net sales increased 0.1%. GAAP gross margin was 36.8% as compared to 37.0% in the first quarter of 2016. GAAP operating margin was 8.8% as compared to 13.3% in the first quarter of 2016.

North America adjusted gross margin(1) improved 180 basis points to 38.8% as compared to adjusted gross margin of 37.0% in the first quarter of 2016. Gross margin improvements were primarily driven by productivity across our operations, lower floor model discounts, and channel mix, which were offset by brand mix. The increase in North America gross margin drove a 100 basis point increase in the Company's North America adjusted operating margin(1) to 14.4% as compared to adjusted operating margin of 13.4% in the first quarter of 2016.

Charges associated with the Mattress Firm termination reflected in operating income were $32.4 million. Cost of sales included $11.5 million of charges related to the write-off of customer-unique inventory and product obligations. Operating expenses included $20.9 million of charges related to the write-off of customer incentives and marketing assets, as well as employee-related expenses.

International net sales decreased 0.9% to $139.8 million from $141.0 million in the first quarter of 2016. On a constant currency basis(1), International net sales increased 3.2%. GAAP gross margin was 51.6% as compared to 54.3% in the first quarter of 2016. GAAP operating margin was 18.5% as compared to 19.4% in the first quarter 2016, driven by the decrease in gross margin offset by lower advertising costs.

The decrease in International gross margin was primarily driven by increased floor model discounts due to new product introductions and unfavorable foreign exchange impact, which were partially offset by favorable channel mix. International adjusted operating margin(1) decreased to 19.1% as compared to 19.4% in the first quarter of 2016.

Corporate GAAP operating expense decreased to $17.8 million from $27.9 million in the first quarter of 2016. In the first quarter of 2017, the Company recorded a benefit of $9.3 million related to a change in estimate for performance-based stock compensation. Corporate adjusted operating expense(1) increased to $25.1 million as compared to adjusted operating expense of $24.3 million in the first quarter of 2016.

Other Income, Net

Other income included $9.3 million of payments received pursuant to the transition agreements with Mattress Firm, which were entered into during the first quarter of 2017. This amount is not included as an adjustment to adjusted net income(1). In the fourth quarter of 2016, the Company spent approximately $13 million to support Mattress Firm with store transitions and product launches. The $9.3 million of payments from Mattress Firm were intended to partially offset that prior investment.

Balance Sheet

As of March 31, 2017, the Company reported $42.5 million in cash and cash equivalents and $1.9 billion in total debt, as compared to $65.7 million in cash and cash equivalents and $1.9 billion in total debt as of December 31, 2016. During the first quarter of 2017, the Company repurchased 0.6 million shares of its common stock for a total cost of $40.1 million. As of March 31, 2017, the Company had approximately $226.9 million available under its existing share repurchase authorization.

Financial Guidance

The Company also today reaffirmed its financial guidance for 2017. For the full year 2017, the Company currently expects adjusted EBITDA(1) to range from $400 million to $450 million.

The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

The Company also noted that its 2017 outlook for adjusted EBITDA is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability.  The Company further noted that it is unable to reconcile this forward-looking non-GAAP financial measure to GAAP net income, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income in 2017 but would not impact adjusted EBITDA. These items that impact comparability may include restructuring activities, the impact of the termination of contracts with Mattress Firm, foreign currency exchange rates, income taxes, and other items. The unavailable information could have a significant impact on the Company’s full year 2017 GAAP financial results.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, May 4, 2017, at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, free cash flow, consolidated funded debt, and consolidated funded debt less qualified cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

Forward-looking Statements

This press release contains "forward-looking statements," within the meaning of the federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding adjusted EBITDA for 2017 and performance generally for 2017 and subsequent periods. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the termination of the Company's relationship with Mattress Firm; risks associated with the Company’s capital structure and debt level; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company's gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; changes in demand for the Company's products by significant retailer customers; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or investigation proceedings and pending litigation; changing commodity costs; the effect of future legislative or regulatory changes; and disruptions to the implementation of the Company's strategic priorities and business plan caused by abrupt changes in the Company's senior management team and Board of Directors.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended
	March 31,		Chg %
	2017	2016
Net sales	$722.1	$721.0	0.2%
Cost of sales (1)	435.5	430.0
Gross profit	286.6	291.0	(1.5)%
Selling and marketing expenses	153.7	150.1
General, administrative and other expenses	66.5	71.7
Customer termination charges, net (1)	14.4	—
Equity income in earnings of unconsolidated affiliates	(2.7)	(2.8)
Royalty income, net of royalty expense	(4.8)	(4.7)
Operating income	59.5	76.7	(22.4)%

Other expense, net:
Interest expense, net	22.1	21.4
Other income, net (2)	(9.2)	(1.0)
Total other expense, net	12.9	20.4

Income before income taxes	46.6	56.3	(17.2)%
Income tax provision	(14.6)	(17.3)
Net income before non-controlling interests	32.0	39.0	(17.9)%
Less: Net loss attributable to non-controlling interests	(1.9)	(0.6)
Net income attributable to Tempur Sealy International, Inc.	$33.9	$39.6	(14.4)%

Earnings per common share:
Basic	$0.63	$0.64
Diluted	$0.62	$0.63	(1.6)%
Weighted average common shares outstanding:
Basic	53.9	62.0
Diluted	54.6	62.6

Please refer to Footnotes at the end of this release.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	March 31, 2017	December 31, 2016
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$42.5	$65.7
Accounts receivable, net	344.1	345.1
Inventories, net	192.2	196.8
Prepaid expenses and other current assets	62.0	63.9
Total Current Assets	640.8	671.5
Property, plant and equipment, net	420.1	422.2
Goodwill	724.2	722.5
Other intangible assets, net	675.4	678.7
Deferred income taxes	24.0	22.5
Other non-current assets	195.8	185.2
Total Assets	$2,680.3	$2,702.6

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$228.7	$219.3
Accrued expenses and other current liabilities	239.6	250.1
Income taxes payable	15.5	5.8
Current portion of long-term debt	66.9	70.3
Total Current Liabilities	550.7	545.5
Long-term debt, net	1,789.8	1,817.8
Deferred income taxes	170.2	174.6
Other non-current liabilities	180.9	169.3
Total Liabilities	2,691.6	2,707.2

Redeemable non-controlling interest	6.5	7.6

Total Stockholders' Deficit	(17.8)	(12.2)
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Deficit	$2,680.3	$2,702.6

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interests	$32.0	$39.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	19.6	17.6
Amortization of stock-based compensation	(3.4)	6.1
Amortization of deferred financing costs	0.5	1.8
Bad debt expense	2.4	1.5
Deferred income taxes	(5.3)	(1.7)
Dividends received from unconsolidated affiliates	1.3	2.1
Equity income in earnings of unconsolidated affiliates	(2.7)	(2.8)
Non-cash interest expense on 8.0% Sealy Notes	—	1.8
Loss on sale of assets	0.3	0.2
Foreign currency adjustments and other	(0.1)	(1.6)
Changes in operating assets and liabilities	22.6	(82.8)
Net cash provided by (used in) operating activities	67.2	(18.8)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(12.9)	(12.6)
Other	0.9	(0.2)
Net cash used in investing activities	(12.0)	(12.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	302.9	101.5
Repayments of borrowings under long-term debt obligations	(331.8)	(87.0)
Proceeds from exercise of stock options	0.1	3.0
Excess tax benefit from stock-based compensation	—	1.2
Treasury stock repurchased	(43.8)	(102.0)
Other	(3.4)	0.4
Net cash used in financing activities	(76.0)	(82.9)
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2.4)	(2.3)
Decrease in cash and cash equivalents	(23.2)	(116.8)
CASH AND CASH EQUIVALENTS, beginning of period	65.7	153.9
CASH AND CASH EQUIVALENTS, end of period	$42.5	$37.1

Summary of Channel Sales

The Company has updated its primary selling channels to Wholesale and Direct. These channels better align to the margin characteristics of the Company's business and its marketplace. Wholesale includes all third party retailers, including third party distribution, hospitality and healthcare. Direct includes company-owned stores, e-commerce, and call centers. Historically, the Company reported its net sales in the Retail and Other sales channels. Retail included furniture and bedding retailers, department stores, specialty retailers and warehouse clubs. Other included direct-to-consumer, third party distributors, hospitality and healthcare customers. Historical financial data for net sales by these new channel categories has been posted to the "Quarterly Results" section of the Company's Investor Relations website at http://investor.tempursealy.com.

The following table highlights net sales information, by channel and by segment, for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
(in millions)	Consolidated		North America		International
	2017	2016	2017	2016	2017	2016
Wholesale (1)	$672.3	$685.1	$558.2	$569.5	$114.1	$115.6
Direct (2)	49.8	35.9	24.1	10.5	25.7	25.4
	$722.1	$721.0	$582.3	$580.0	$139.8	$141.0

(1)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality, and healthcare.
(2)	The Direct channel includes company-owned stores, e-commerce and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, free cash flow, consolidated funded debt and consolidated funded debt less qualified cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income and earnings per share as a measure of operating performance or total debt. The Company believes these non-GAAP measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, including trends in changes in margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments management makes to derive the non-GAAP measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business, including costs associated with its 2013 acquisition of Sealy Corporation and its subsidiaries, the exclusion of other costs associated with the 2015 Annual Meeting (including executive management transition and retention compensation), legal settlements, costs associated with the completion of the new credit facility ("2016 Credit Agreement") and senior notes offering in the second quarter of 2016, the exclusion of charges associated with the Mattress Firm termination in the first quarter of 2017 and other costs.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP measures include that these measures do not present all of the amounts associated with our results as determined in accordance with GAAP and these non-GAAP measures should be considered supplemental in nature and should not be construed as more significant than comparable measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP measures and a reconciliation to the nearest GAAP measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales or earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of GAAP net income to adjusted net income and a calculation of adjusted EPS is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s GAAP net income to adjusted net income and a calculation of adjusted EPS for the three months ended March 31, 2017 and 2016:

Please refer to Footnotes at the end of this release.

	Three Months Ended
(in millions, except per share amounts)	March 31, 2017	March 31, 2016
GAAP net income	$33.9	$39.6
Customer termination charges, net (1)	25.9	—
Integration costs (3)	—	1.0
Executive management transition (4)	—	3.0
Tax adjustments (5)	(7.6)	(1.3)
Adjusted net income	$52.2	$42.3

Adjusted earnings per common share, diluted	$0.96	$0.68

Diluted shares outstanding	54.6	62.6

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit and Gross Margin and Adjusted Operating Income (Expense) and Operating Margin

A reconciliation of GAAP gross profit and gross margin to adjusted gross profit and gross margin, respectively, and GAAP operating income (expense) and operating margin to adjusted operating income (expense) and operating margin, respectively, is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and operating income (expense) for the three months ended March 31, 2017:

	1Q 2017
(in millions, except percentages)	Consolidated (1)	Margin	North America (6)	Margin	International (7)	Margin	Corporate (8)
Net sales	$722.1		$582.3		$139.8		$—

Gross profit	$286.6	39.7%	$214.5	36.8%	$72.1	51.6%	$—
Adjustments	11.5		11.5		—		—
Adjusted gross profit	$298.1	41.3%	$226.0	38.8%	$72.1	51.6%	$—

Operating income (expense)	$59.5	8.2%	$51.4	8.8%	$25.9	18.5%	$(17.8)
Adjustments	25.9		32.4		0.8		(7.3)
Adjusted operating income (expense)	$85.4	11.8%	$83.8	14.4%	$26.7	19.1%	$(25.1)

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and operating income (expense) for the three months ended March 31, 2016:

	1Q 2016
(in millions, except percentages)	Consolidated	Margin	North America (9)	Margin	International	Margin	Corporate (10)
Net sales	$721.0		$580.0		$141.0		$—

Gross profit	$291.0	40.4%	$214.5	37.0%	$76.5	54.3%	$—
Adjustments	0.2		0.2		—		—
Adjusted gross profit	$291.2	40.4%	$214.7	37.0%	$76.5	54.3%	$—

Operating income (expense)	$76.7	10.6%	$77.3	13.3%	$27.3	19.4%	$(27.9)
Adjustments	3.9		0.3		—		3.6
Adjusted operating income (expense)	$80.6	11.2%	$77.6	13.4%	$27.3	19.4%	$(24.3)

EBITDA, Adjusted EBITDA, Consolidated Funded Debt Less Qualified Cash and Free Cash Flow

The following reconciliations are provided below:

•	GAAP net income to EBITDA and adjusted EBITDA

•	Total debt to consolidated funded debt less qualified cash

•	Ratio of consolidated funded debt less qualified cash to adjusted EBITDA

•	Net cash from operating activities to free cash flow

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance, cash flow generation, and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculations of EBITDA and adjusted EBITDA for the three months ended March 31, 2017 and 2016:

	Three Months Ended
(in millions)	March 31, 2017	March 31, 2016
GAAP net income	$33.9	$39.6
Interest expense, net	22.1	21.4
Income taxes	14.6	17.3
Depreciation and amortization	16.2	23.7
EBITDA	$86.8	$102.0
Adjustments:
Customer termination charges (11)	34.3	—
Integration costs (3)	—	1.0
Executive management transition (4)	—	1.0
Adjusted EBITDA	$121.1	$104.0

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended March 31, 2017 and 2016:

	Trailing Twelve Months Ended
(in millions)	March 31, 2017	March 31, 2016
Net income	$196.4	$89.7
Interest expense, net	85.9	97.1
Loss on extinguishment of debt	47.2	—
Income taxes	84.1	132.4
Depreciation and amortization	82.0	95.8
EBITDA	$495.6	$415.0
Adjustments
Customer termination charges (11)	34.3	—
Integration costs (3)	1.0	18.1
German legal settlement (12)	—	17.6
Restructuring costs (13)	7.8	11.9
Executive management transition and retention compensation (4)	—	11.7
Other income (14)	—	(9.5)
2015 Annual Meeting costs (15)	—	4.2
Pension settlement (16)	—	1.3
Redemption value adjustment on redeemable non-controlling interest, net of tax (17)	—	(1.0)
Adjusted EBITDA	$538.7	$469.3

Consolidated funded debt less qualified cash	$1,861.9	$1,490.2

Ratio of consolidated funded debt less qualified cash to adjusted EBITDA	3.46 times	3.18 times

Under the Company's 2016 Credit Agreement, adjusted EBITDA contains certain restrictions that limit adjustments to GAAP net income when calculating adjusted EBITDA. For the twelve months ended March 31, 2017 and 2016, the Company's adjustments to GAAP net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2016 Credit Agreement.

The ratio of adjusted EBITDA under the Company's 2016 Credit Agreement to consolidated funded debt less qualified cash is 3.46 times for the trailing twelve months ended March 31, 2017. The Company's 2016 Credit Agreement requires the Company to maintain a ratio of consolidated funded debt less qualified cash to adjusted EBITDA of less than 5.00:1.00 times.

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated funded debt less qualified cash as of March 31, 2017 and 2016. "Consolidated funded debt" and "qualified cash" are terms used in the Company's 2016 Credit Agreement and the Company's prior senior credit facility (the "2012 Credit Agreement") for purposes of certain financial covenants.

(in millions)	March 31, 2017	March 31, 2016
Total debt, net	$1,856.7	$1,472.6
Plus: Deferred financing costs (18)	12.4	23.6
Total debt	1,869.1	1,496.2
Plus: Letters of credit outstanding	22.9	18.8
Consolidated funded debt	$1,892.0	$1,515.0
Less:
Domestic qualified cash (19)	11.5	6.3
Foreign qualified cash (19)	18.6	18.5
Consolidated funded debt less qualified cash	$1,861.9	$1,490.2

The following table sets forth the reconciliation of the Company's net cash from operating activities to free cash flow for the three months ended and trailing twelve months ended March 31, 2017 and 2016:

	Three Months Ended March 31,		Trailing Twelve Months Ended March 31,
(in millions)	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$67.2	$(18.8)	$251.5	$221.8
Subtract: Purchases of property, plant and equipment	12.9	12.6	62.7	63.1
Free cash flow	$54.3	$(31.4)	$188.8	$158.7

Please refer to Footnotes at the end of this release.

Footnotes:

(1)
The Company recorded $25.9 million of net charges related to the termination of the relationship with Mattress Firm. Cost of sales included $11.5 million of charges related to the write-off of customer-unique inventory and product obligations. Operating expenses included $14.4 million of net charges, which included a write-off of $17.2 million for customer incentives and marketing assets, $5.8 million of employee-related costs and $0.7 million of professional fees. These charges were offset by $9.3 million of benefit related to the change in estimate associated with performance-based stock compensation that is no longer probable of payout following the Mattress Firm termination.

(2)
Other income included $9.3 million of payments received pursuant to the transition agreements with Mattress Firm, which were entered into during the first quarter of 2017. This amount is not included as an adjustment to adjusted net income. In the fourth quarter of 2016, the Company spent approximately $13 million to support Mattress Firm with store transitions and product launches. The $9.3 million of payments from Mattress Firm were intended to partially offset that prior investment.

(3)
Integration costs represents costs, including legal fees, professional fees, compensation costs and other charges related to the transition of manufacturing facilities, and other costs related to the continued alignment of the North America business segment related to the Sealy acquisition.

(4)	Executive management transition represents certain costs associated with the transition of certain of the Company's executive officers.
(5)	Tax adjustments represents adjustments associated with the aforementioned items and other discrete income tax events.
(6)
Adjustments for the North America business segment included $32.4 million of costs related to the Mattress Firm termination. Cost of sales included $11.5 million of charges related to the write-off of customer-unique inventory and product obligations. Operating expenses included $20.9 million of charges, which included a write-off of $17.2 million for customer incentives and marketing assets, and $3.7 million of employee-related costs and professional fees.

(7)	Adjustments for the International business segment represent certain employee-related expenses.
(8)
Adjustments for Corporate represent costs related to the Mattress Firm termination. The Company recorded $9.3 million of benefit related to the change in estimate associated with performance-based stock compensation that is no longer probable of payout, $0.9 million of accelerated stock-based compensation expense and $1.1 million of other employee-related expenses and professional fees.

(9)
Adjustments for the North America business segment represent integration costs, which include compensation costs, professional fees and other charges related to the transition of manufacturing facilities, and other costs to support the continued alignment of the North America business segment related to the Sealy acquisition.

(10)
Adjustments for Corporate represent executive management transition costs and integration costs which include professional fees and other charges to align the business related to the Sealy acquisition.

(11)
Adjusted EBITDA excludes $34.3 million of charges related to the termination of the relationship with Mattress Firm. This amount represents the $25.9 million of net charges discussed in Footnote 1 above, and adds the net amortization impact of $8.4 million of stock-based compensation benefit as discussed in Footnote 8 above.

(12)
German legal settlement represents the €15.5 million ($17.6 million) settlement the Company reached in 2015 with the German Foreign Cartel Office ("FCO") to fully resolve the FCO's antitrust investigation, and related legal fees.

(13)	Restructuring costs represents costs associated with headcount reduction and store closures.
(14)	Other income includes income from a partial settlement of a legal dispute.
(15)	2015 Annual Meeting costs represent additional costs related to the Company's 2015 Annual Meeting and related issues.
(16)	Pension settlement represents pension expense recorded in conjunction with a settlement offered to terminated, vested participants in a defined benefit pension plan.
(17)
Redemption value adjustment on redeemable non-controlling interest represents a $(1.0) million adjustment, net of tax, to adjust the carrying value of the redeemable non-controlling interest for the trailing twelve month period ended March 31, 2016 to its redemption value.

(18)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenants, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(19)
Qualified cash as defined in the 2016 Credit Agreement and 2012 Credit Agreement equals 100.0% of unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.